EXHIBIT 1(f)

                             ARTICLES SUPPLEMENTARY

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                        ST. CLAIR FIXED INCOME FUND, INC.


      ST. CLAIR FIXED INCOME FUND, INC., a Corporation organized under the laws of the State of Maryland, formerly named St. Clair Money Market Fund, Inc.,
having  its  principal   office  in  Maryland  at  c/o  The  Corporation   Trust
Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter the "Corporation"), does hereby certify to the State Department of Assessments and Taxation that:

      FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation, by resolutions unanimously adopted by such Board on November 17, 1989, has classified One Hundred Million (100,000,000) of the Five Hundred Million (500,000,000) authorized and previously unclassified shares of capital stock of the Corporation (par value One Mill ($.00l) per share) as additional shares of Class A Common Stock, for a total of Six Hundred Million (600,000,000) shares of Class A Common Stock.

      Each share of Class A Common Stock shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Articles of Incorporation of the Corporation with respect to its shares of capital stock.

      SECOND: The shares of Class A Common Stock of the Corporation classified as described in Article FIRST of these Articles Supplementary have been classified by the Corporation's Board of Directors under the authority contained in the charter of the Corporation.

      IN WITNESS WHEREOF, ST. CLAIR FIXED INCOME FUND, INC., has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary on this lst day of December, 1989.

                                    ST. CLAIR FIXED INCOME FUND, INC.


                                    By:   /s/ Francis J. Bruzda
                                          Francis J. Bruzda
                                          Its President

[SEAL]

Attest:


/s/ James W. Jennings
James W. Jennings
Secretary

                                   CERTIFICATE


      THE UNDERSIGNED, President of ST. CLAIR FIXED INCOME FUND, INC., who executed behalf of said Corporation the attached Articles Supplementary to Articles of Incorporation of said Corporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the attached Articles Supplementary to be the corporate act of said Corporation, and certifies that to the best of his knowledge, information and belief the matters and facts set forth in the attached Articles Supplementary with respect to authorization and approval are true in all material respects, under the penalties for perjury.

                                    /s/ Francis J. Bruzda
                                    Francis J. Bruzda

Dated:  December 1, 1989